Exhibit 99.1

Symyx Technologies Reports 2005 Second Quarter Financial Results

SANTA CLARA, California, July 20, 2005 - Symyx Technologies, Inc. (Nasdaq: SMMX) today reported financial results for the second quarter ended June 30, 2005.

Total revenue for the second quarter ended June 30, 2005 was $24.1 million, an increase of 27% over total revenue of $18.9 million in the second quarter of 2004. This revenue includes $13.4 million in service revenue derived principally from research collaborations, and also includes revenue from a major pharmaceutical company for the development of a new pharmaceutical Discovery Tool®.  Second quarter Discovery Tools product sales generated revenue of $4.4 million from the sale of automated workflows to The Dow Chemical Company, Ono Pharmaceutical Company, Ltd., and to two major pharmaceutical companies. Finally, $6.3 million of revenue came from license fees and royalties, including fees from the license of Symyx Renaissance®, IntelliChem® and ArthurTM software, both on an independent basis and in conjunction with the sale of Discovery Tools, and royalties from sales of Dow’s VERSIFY™* Plastomers and Elastomers.

Pro forma income from operations for the second quarter of 2005 was $3.4 million, compared with $2.2 million in the same period last year, an increase of 50%.  Pro forma net income was $2.7 million and $0.08 per diluted share, compared with $1.7 million and $0.05 per diluted share, respectively, in the same period last year. On a GAAP basis, reflecting the financial impact of the acquisitions of IntelliChem and Synthematix and including a non-recurring in-process R&D charge of $1.6 million, income from operations was $0.4 million for the second quarter of 2005, compared with $2.2 million in the same period last year, net income was $0.4 million compared with $1.7 million last year and diluted earnings per share was $0.01 compared with $0.05 last year.

Total revenue for the year-to-date period ended June 30, 2005 was $45.6 million, an increase of 19% over the $38.4 million of revenue reported for the same period ended June 30, 2004. This revenue consists of $26.8 million in service revenue, $7.0 million from Discovery Tools product sales and $11.7 million in license fees and royalties.  Pro forma income from operations for the year-to-date period ended June 30, 2005 was $6.4 million, compared with $5.1 million for the same period last year.  Pro forma net income was $4.9 million and $0.14 per diluted share, compared with $3.7 million and $0.11 respectively, in the same period last year. On a GAAP basis, income from operations was $2.5 million, compared with $5.1 million in the same period last year, net income was $2.1 million compared with $3.7 million last year and diluted earnings per share were $0.06 compared with $0.11 last year.

Pro forma income from operations for the second quarter and year-to-date period ended June 30, 2005 excludes purchase accounting adjustments and other special charges of approximately $2.9 million and $3.9 million, respectively, arising from the acquisitions of IntelliChem and Synthematix, including the revenue impact of the deferred maintenance write-down to fair value, the amortization of intangibles and other merger related expenses, and an in-process R&D charge of $1.6 million. A reconciliation of the pro forma to GAAP financial measures is incorporated below. This information should be read in conjunction with our condensed consolidated income statements and selected consolidated balance sheet information prepared under GAAP, which are attached to this release.

Symyx ended the second quarter of 2005 with $144.4 million in cash, cash equivalents and available-for-sale securities, compared with $136.5 million as of December 31, 2004. Symyx completed the acquisition of Synthematix on April 1, 2005 with a payment of approximately $13 million in cash.  Symyx also issued options to purchase 23,876 shares of its common stock in exchange for the outstanding unvested options to purchase Synthematix common stock that Symyx assumed at the closing of the merger.  The agreement also provides for an additional potential payment of up to $4 million based on the achievement of incremental 2005 revenue targets.

As of the end of the second quarter, Symyx’s intellectual property portfolio included over 260 issued patents and over 360 patent applications on file worldwide, covering methodology, composition of matter, instrumentation and software. Symyx has three commercialized materials, 13 development candidates and 12 emerging development candidates.

2005 Financial Outlook

Symyx continues to forecast total 2005 revenue of $108-$118 million. As of the end of the second quarter, Symyx has approximately $100 million of revenue committed for the year, including $45.5 million of revenue recognized in the first half of 2005 plus approximately $55 million of revenue currently under contract that it expects to recognize during the second half of 2005. Symyx continues to forecast pro forma operating income for the year of approximately 20% of revenue and pro forma diluted earnings per share of $0.40-$0.45. Symyx expects to incur approximately $4.7 million of 2005 charges from the amortization of intangible assets and deferred compensation and adjustments from the deferred maintenance write-down to fair value, resulting from the acquisitions of IntelliChem and Synthematix, plus the in-process research and development charge recorded in the second quarter of $1.6 million, resulting in 2005 diluted earnings per share of $0.29-$0.34 on a GAAP basis.

For the third quarter of 2005, Symyx expects to generate $29-$31 million in revenue, including approximately $28 million currently under contract. Symyx forecasts third quarter pro forma diluted earnings per share of $0.12-$0.14. Symyx expects third quarter diluted earnings per share of $0.10-$0.12 on a GAAP basis.

Pro Forma Data

We have prepared pro forma data applicable to the quarter and year-to-date periods ended June 30, 2005 and 2004 to supplement Symyx’s results determined under U.S. generally accepted accounting principles (GAAP).  Symyx uses non-GAAP financial measures in analyzing financial results because they are useful to investors and management in evaluating Symyx’s ongoing operational performance.  These financial measures facilitate making period-to-period comparisons exclusive of the impact of certain events, such as those related to the acquisitions of IntelliChem and Synthematix, which might otherwise obscure the results of our core business when compared to our historical performance.  In addition, presentation of these non-GAAP financial measures enables investors to evaluate Symyx’s performance under both the GAAP and pro forma measures that management and the Board of Directors use to evaluate Symyx’s performance.

Where non-GAAP financial measures have been included in this press release, Symyx has provided the comparable GAAP measure and, in the table below, reconciled the non-GAAP to the GAAP measures. Pro forma amounts are not meant as a substitute for financial data determined under applicable GAAP, but are included solely for informational purposes.

Symyx’s non-GAAP financial measures are not prepared in accordance with U.S. generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  Symyx’s non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

The following tables reconcile the non-GAAP financial measures to GAAP (in thousands, except per share amounts):

	Three Months Ended June 30,
	2005			2004
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
Pro forma	$3,373	$2,682	$0.08	$2,243	$1,712	$0.05

Revenue impact of deferred maintenance write-down	(365)	(365)	(0.01)	—	—	—
Acquired in-process R&D	(1,590)	(1,590)	(0.05)	—	—	—
Deferred compensation in relation to issuance of stock options in connection with acquisitions	(120)	(120)	—	—	—	—
Amortization of intangible assets arising from business combinations	(859)	(859)	(0.03)	—	—	—
Tax effect of above pro forma adjustments	—	638	0.02	—	—	—
GAAP	$439	$386	$0.01	$2,243	$1,712	$0.05

	Six Months Ended June 30,
	2005			2004
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
Pro forma	$6,361	$4,927	$0.14	$5,091	$3,719	$0.11

Revenue impact of deferred maintenance write-down	(503)	(503)	(0.01)	—	—	—
Acquired in-process R&D	(1,590)	(1,590)	(0.05)	—	—	—
Deferred compensation in relation to issuance of stock options in connection with acquisitions	(205)	(205)	—	—	—	—
Amortization of intangible assets arising from business combinations	(1,553)	(1,553)	(0.05)	—	—	—
Tax effect of above pro forma adjustments	—	1,012	0.03	—	—	—
GAAP	$2,510	$2,088	$0.06	$5,091	$3,719	$0.11

Conference Call and Webcast

Steven Goldby, chairman and chief executive officer, and Jeryl Hilleman, executive vice president and chief financial officer, will host a webcast at 11:00 a.m. ET, 8:00 a.m. PT, to discuss Symyx’s recent business and financial results and outlook.  A question and answer session will follow immediately.  Interested parties may access the webcast through the investor section of the Symyx website at www.symyx.com. For audio only, the dial-in numbers are 800-289-0517 (domestic and Canada) and 913-981-5529 (international), with replay available for approximately two weeks on Symyx’s website or through 888-203-1112 (domestic and Canada) and
719-457-0820 (international), reservation 3947314.  The webcast and audio are open to all interested parties.

About Symyx

Symyx® develops and applies high-throughput research methods, instrumentation and software to enable accelerated discovery of proprietary materials and processes in the chemical, energy, pharmaceutical, electronics, consumer goods, and automotive industries. Symyx offers these proprietary technologies to customers seeking to transform their research productivity through research collaborations, Discovery Tools sales, and the license of materials, intellectual property, and software. Information about Symyx, including reports and other information filed by Symyx with the Securities and Exchange Commission, is available at http://www.symyx.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding Symyx’s forecasted revenue for the third quarter of 2005 and for the 2005 fiscal year, revenue it has committed for 2005, revenue that it expects to recognize from existing contracts, its operating income, annual charges, purchase price adjustments and earnings per share for the third quarter of 2005 and the 2005 fiscal year.  These forward-looking statements involve risks, uncertainties and assumptions, including: (1) inaccurate assessment of future demand for Symyx’s software and Discovery Tools; (2) failure to assemble and test the Discovery Tools in a timely manner to ensure customer acceptance; (3) failure to integrate any acquired software products in a manner acceptable to Symyx’s customers; (4) failure to extend existing collaborations; (5) market acceptance of Symyx’s products and services; (6) uncertainties relating to the pace, quality or number of discoveries of new materials; (7) the dependence on collaborators to continue relationships and to successfully commercialize products; (8) uncertainties of patent protection and litigation; (9) future growth strategy, including impact of acquisitions, mergers or other changes in business strategy; (10) general economic conditions in the United States and in major European and Asian markets; (11) exposure to risks associated with export sales and operations; (12) natural disasters, power failures and other disasters; (13) incorrect expectations regarding Symyx’s receipt of royalties, securing additional contracts, revenue and income forecasts; and (14) and other risks that are described from time to time in Symyx’s filings with the Securities and Exchange Commission, (including but not limited to Symyx’s annual report on Form 10-K for the year ended December 31, 2004 and quarterly report on Form 10-Q for the quarter ended March 31, 2005). If any of these risks or uncertainties materializes or any of the assumptions proves incorrect, Symyx’s results could differ materially from Symyx’s expectations in these statements.  Symyx assumes no obligation, and does not intend to update these forward-looking statements.

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For More Information:

Jeryl L. Hilleman

Executive Vice President &

Chief Financial Officer

Symyx Technologies, Inc.

(408) 773-4000

ir@Symyx.com

or

Teresa J. Thuruthiyil

Financial Dynamics

(415) 439-4562

teresat@fd-us.com

*VERSIFY™ is a trademark of The Dow Chemical Company.

SYMYX TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in thousands, exceptper share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Service revenue	$13,442	$10,404	$26,830	$21,651
Product sales	4,351	5,467	7,030	10,364
License fees and royalties	6,259	3,045	11,700	6,380
Total revenue	24,052	18,916	45,560	38,395

Operating expenses:
Cost of products sold	1,962	1,940	3,330	3,618
Research and development	12,542	10,422	23,981	21,264
Sales, general and administrative	6,660	4,311	12,596	8,422
Amortization of intangible assets arising from business combinations	859	—	1,553	—
Acquired in-process research and development	1,590	—	1,590	—
Total operating expenses	23,613	16,673	43,050	33,304

Income from operations	439	2,243	2,510	5,091

Interest and other income (expense), net	873	716	1,675	1,235

Income before income tax expense	1,312	2,959	4,185	6,326

Income tax expense	926	1,247	2,097	2,607

Net income	$386	$1,712	$2,088	$3,719

Basic net income per share	$0.01	$0.05	$0.06	$0.12

Shares used in computing basic net income per share	32,647	32,040	32,587	31,919

Diluted net income per share	$0.01	$0.05	$0.06	$0.11

Shares used in computing diluted net income per share	34,338	33,882	34,300	33,865

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)	(note)

Cash, cash equivalents and available-for-sale securities	$144,434	$136,541

Working capital	139,961	142,361

Property, plant and equipment, net	22,424	22,679

Goodwill and other intangible assets, net	34,281	24,397

Total assets	217,745	207,002

Current liabilities	19,899	15,993

Stockholders’ equity	197,846	191,009

NOTE: The selected consolidated balance sheet information at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.